Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-150379) pertaining to the 2005 Long-Term Incentive Plan of Standard Parking Corporation of our reports dated March 18, 2013 with respect to the consolidated financial statements of Standard Parking Corporation and the effectiveness of internal control over financial reporting of Standard Parking Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 18, 2013